TO THE SECRETARY OF
IDS LIFE INSURANCE COMPANY OF NEW YORK

By a Consent in Writing in Lieu of a Meeting of the Board of Directors received by the Secretary on April 17, 1996, the Board of Directors of IDS Life Insurance Company of New York:

         RESOLVED, That IDS Life of New York Flexible Portfolio Annuity Account (redesignated as IDS Life of New York Variable Annuity Account), comprised of one or more subaccounts, was established as a separate account in accordance with Section 4240 New York Insurance Law and New York Insurance Regulation 47; and

         RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to establish such subaccounts within such separate account as they determine to be appropriate; and

         RESOLVED FURTHER, that the proper officers of the Corporation were authorized and directed, as they may deem appropriate from time to time and in accordance with applicable laws and regulations to establish further any subaccounts and change the designation of the separate account to another designation.

As Vice President - Annuities of IDS Life Insurance Company of New York, I hereby establish, in accordance with the above resolutions and pursuant to authority granted by the Board of Directors, one additional subaccount within the separate account that will invest in the following fund:

AXP(R) Variable Portfolio - Mid Cap Value Fund

In accordance with the above resolutions and pursuant to authority granted by the Board of Directors of IDS Life Insurance Company of New York, the Unit Investment Trust comprised of IDS Life of New York Variable Annuity Account is hereby reconstituted. For the period ending December 31, 2004, the subaccounts of IDS Life of New York Variable Annuity Account were reclassified so that each subaccount has multiple unit values reflecting the daily charge deducted for each applicable mortality and expense risk fee. Therefore, in accordance with this reclassification, and with the addition of the subaccount noted above, the Unit Investment Trust comprised of IDS Life of New York Variable Annuity Account is hereby reconstituted as IDS Life of New York Variable Annuity Account consisting of 84 subaccounts.

                                            Received by the Assistant Secretary:


/s/ Gumer C. Alvero                         /s/ Mary Ellyn Minenko
--------------------------------            --------------------------------
    Gumer C. Alvero                             Mary Ellyn Minenko


                                            Date:  April 27, 2005